TMSF Holdings, Inc. Announces $10 Million Subordinated Debt Funding

Los Angeles - January 4, 2007 --TMSF Holdings, Inc. (OTC BB: TMFZ), today announced that it has signed an agreement with Genesis Financial Services Fund, LLC on a subordinated note with a maximum draw of $10 million. The note authorizes a $3 million draw-down immediately upon signing, with the balance required to be drawn down during a one-year period. It has a term of five years and is subject to certain financial and general covenants similar to those associated with the Company’s existing warehouse credit facilities. The Company intends to utilize the capital provided by the subordinated debt to implement its growth strategy for 2007. The strategy calls for TMSF to seek out opportunistic acquisitions that will dramatically strengthen its foothold in California, while continuing to build its national origination platform.

“In today’s real estate marketplace, we believe there is significant value in expanding our working capital to provide us with enhanced growth opportunities,” commented Raymond Eshaghian, CEO of TMSF Holdings, Inc. and President of The Mortgage Store Financial Inc.

About TMSF Holdings

TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographic coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

Information Regarding Forward Looking Statements

Certain statements contained in this news release may be deemed to be forward-looking statements under federal securities laws and TMSF intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the stability of residential property values, (iii) the potential effect of new state or federal laws or regulations, (iv) the effect of increasing competition in TMSF’s sector, (v) the interest rate environment, (vi) TMSF's ability to maintain adequate financing facilities, (vii) the risks identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its other periodic filings with the Securities and Exchange Commission.

For further information, please contact:

TMSF Holdings, Inc. 707 Wilshire Blvd. Suite 2600 Los Angeles, CA 90017 (213) 234 2400 (213) 234 2800 Fax Contact: Daniel M. Rood, CFO	CCG Investor Relations and Strategic Communications 10960 Wilshire Blvd. Suite 2050 Los Angeles CA 90024 (310) 477 9800 ext. 202 (310) 231 8663 Fax Contact: Sean Collins, Senior Partner